Exhibit 3.8

State of Delaware
Secretary of State
Division of Corporations Delivered 05:56 PM 03/31/2009
FILED 05:53 PM 03/31/2009
SRV 090321790 - 4656872 FILE

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

AMI 2, INC.

AMI 2, INC., a Delaware corporation (the “Corporation”), hereby certifies that the following amendment to its Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of Delaware, and consented to in writing by each Stockholder, in accordance with Section 228 of the General Corporation Law of Delaware.

1.                            Article Two of the Certificate of Incorporation is amended to read as follows:

TWO: The Corporation’s registered address in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The Corporation’s registered agent at that address is Corporation Service Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its secretary this 31st day of March, 2009.

By:
Charles J. Durante
Assistant Secretary